Exhibit 23.2


                         Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of AOL Time Warner Inc. ("AOL Time Warner") and AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001 as amended by Form 10-K/A, of our report dated January 30, 2002, with respect to the financial statements and schedule of Time Warner Telecom Inc. included in the Annual Report on Form 10-K of Time Warner Telecom Inc. for the year ended December 31, 2001.

1) No. 333-53564                  5) No. 333-53576              9) No. 333-65350
2) No. 333-53568                  6) No. 333-53578             10) No. 333-65692
3) No. 333-53572                  7) No. 333-53580
4) No. 333-53574                  8) No. 333-54518





                                                     /s/ ERNST & YOUNG, LLP
Denver, Colorado
March 25, 2002